Lexmark reports fourth quarter and full year results

  Revenue growth exceeded October guidance range
  Revenue excluding Inkjet Exit grew 7 percent, seventh consecutive quarter of growth
  Combined MPS and Perceptive Software revenue exceeded $1.1 billion in 2014
  Non-GAAP EPS impacted $0.18 per share due to higher than expected taxes and additional currency headwinds
  Generated strong free cash flow of $153 million in quarter, $282 million in full year
  Share repurchases and dividends totaled $44 million in quarter, $165 million in full year
  Claron acquisition broadened company’s medical content management capabilities

Lexington, Ky. – Jan. 27, 2015 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the fourth quarter and full year of 2014.

“In the fourth quarter, Lexmark delivered revenue growth that exceeded October guidance,” said Paul Rooke, Lexmark chairman and chief executive officer. "For the year, Lexmark’s Managed Print Services and Perceptive Software combined revenue exceeded $1.1 billion, grew 18 percent and increased to 30 percent of Lexmark’s total revenue.

"These results reflect Lexmark’s ongoing transformation to a higher value portfolio of imaging and software solutions that enable customers to manage their unstructured information challenges,” added Rooke.

"Approximately 70 percent of Lexmark’s revenue comes from our more predictable imaging and software annuity streams,” said Rooke. “2014 marks our 13th consecutive year of positive free cash flow, which fuels Lexmark’s disciplined capital allocation framework of building and growing our solutions business while concurrently rewarding shareholders through the ongoing return of capital."

Fourth Quarter Results

  Fourth quarter revenue growth exceeded the company’s October guidance range.

Revenue (millions)	4Q14	4Q13
GAAP	$1,023	$1,006
Adjustments	9	5
Non-GAAP	$1,032	$1,011

EPS	4Q14	4Q13
GAAP	$(0.42)	$1.48
Adjustments	1.53	(0.30)
Non-GAAP	$1.11	$1.18

  Fourth quarter 2014 GAAP revenue of $1.023 billion includes acquisition-related adjustments of $9 million. Fourth quarter 2014 non-GAAP1 revenue of $1.032 billion grew 2 percent year to year, and grew 7 percent excluding the planned and ongoing decline in Inkjet Exit2 revenue.
  Fourth quarter GAAP EPS were ($0.42) and $1.48 in 2014 and 2013, respectively.
  Mark-to-market asset and actuarial gains and losses were recognized for the company’s pension and other postretirement benefit plans. Mark-to-market gains and losses are excluded from non-GAAP financial measures and do not impact free cash flow3. For the fourth quarter of 2014, the company recognized an $84 million pre-tax loss ($0.97 per share) compared to a pre-tax gain of $82 million ($0.64 per share) in the same period last year.
  Fourth quarter adjustments (including the mark-to-market adjustments) were $1.53 per share and ($0.30) per share in 2014 and 2013, respectively.
  Fourth quarter non-GAAP EPS were $1.11 compared with non-GAAP EPS of $1.18 in the fourth quarter of 2013. As compared to the company’s October guidance, fourth quarter non-GAAP EPS were negatively impacted $0.18 per share, $0.10 per share from higher than expected taxes, principally a mix shift of earnings toward higher tax geographies and discrete items, and $0.08 per share due to additional currency headwinds.

Fourth Quarter 2014 Higher Value Solutions Revenue

  Lexmark’s Higher Value Solutions revenue4 is comprised of Managed Print Services (MPS)5 and Perceptive Software.
  Fourth quarter Higher Value Solutions revenue of $341 million, excluding acquisition-related adjustments of $9 million, grew 22 percent year to year and accounted for 33 percent of total revenue, up from 28 percent in the same period in 2013.

Fourth Quarter 2014 Segment Revenue

  Imaging Solutions and Services (ISS) revenue of $933 million declined less than 1 percent year to year. ISS revenue, excluding Inkjet Exit revenue, grew 4 percent year to year.
  MPS revenue of $242 million grew 16 percent year to year.
  Non-MPS6 revenue of $633 million was about flat year to year.
  Inkjet Exit revenue of $58 million declined 42 percent year to year.
  Perceptive Software revenue was $90 million. Excluding acquisition-related adjustments, Perceptive Software revenue grew 37 percent year to year.

Fourth Quarter 2014 Product Revenue

  Hardware revenue of $236 million grew 3 percent year to year.
  Supplies revenue of $646 million declined 2 percent year to year.
  Laser supplies revenue of $589 million grew 5 percent year to year.
  Software and Other revenue was $140 million. Excluding acquisition-related adjustments, Software and Other revenue of $150 million grew 23 percent year to year.

Fourth Quarter 2014 GAAP Results

  Revenue was $1.023 billion compared to $1.006 billion in 2013.
  Gross profit margin was 35.2 percent versus 41.5 percent in 2013.
  Operating expense was $381 million compared to $267 million in 2013.
  Operating loss was $22 million compared to income of $151 million in 2013.
  Operating income margin was (2.1) percent compared to 15.0 percent in 2013.

  Net earnings were ($26) million compared to $94 million in 2013.

Fourth Quarter 2014 Non-GAAP Results

  Revenue was $1.032 billion compared to $1.011 billion in 2013.
  Gross profit margin was 38.9 percent versus 41.4 percent in 2013.
  Operating expense was $291 million compared to $307 million in 2013.
  Operating income was $111 million compared to $112 million in 2013.
  Operating income margin was 10.7 percent compared to 11.1 percent in 2013.
  Net earnings were $68 million compared to $75 million in 2013.

Full Year Results

  2014 GAAP revenue of $3.710 billion includes acquisition-related adjustments of $17 million. 2014 non-GAAP revenue of $3.728 billion grew 1 percent year to year, and grew 6 percent excluding the planned and ongoing decline in Inkjet Exit revenue.

Revenue (billions)	2014	2013
GAAP	$3.710	$3.668
Adjustments	0.017	0.016
Non-GAAP	$3.728	$3.684

EPS	2014	2013
GAAP	$1.25	$4.08
Adjustments	2.79	0.11
Non-GAAP	$4.04	$4.19

  Mark-to-market asset and actuarial gains and losses were recognized for the company’s pension and other postretirement benefit plans. For the full year of 2014, the company recognized an $81 million pre-tax loss ($0.91 per share) compared to a pre-tax gain of $82 million ($0.63 per share) in the same period last year.
  Full year adjustments (including the mark-to-market adjustments) were $2.79 per share and $0.11 per share in 2014 and 2013, respectively.
  GAAP EPS were $1.25 and $4.08 in 2014 and 2013, respectively.
  Non-GAAP EPS were $4.04 in 2014 compared with non-GAAP EPS of $4.19 in 2013.

Full Year 2014 Higher Value Solutions Revenue

  2014 Higher Value Solutions revenue of $1.134 billion, excluding acquisition-related adjustments of $17 million, grew 18 percent year to year and accounted for 30 percent of total revenue, up from 26 percent in the same period in 2013.

Full Year 2014 Segment Revenue

  ISS revenue of $3.415 billion declined less than 1 percent year to year. ISS revenue, excluding Inkjet Exit revenue, grew 4 percent year to year.
  MPS revenue of $821 million grew 14 percent year to year.
  Non-MPS revenue of $2.337 billion grew 1 percent year to year.
  Inkjet Exit revenue of $257 million declined 37 percent year to year.
  Perceptive Software revenue was $296 million. Excluding acquisition-related adjustments, Perceptive Software revenue grew 31 percent year to year.

Full Year 2014 Product Revenue

  Hardware revenue of $782 million grew 3 percent year to year.
  Supplies revenue of $2.446 billion declined 2 percent year to year.
  Laser supplies revenue of $2.189 billion grew 5 percent year to year.
  Software and Other revenue was $482 million. On a non-GAAP basis, Software and Other revenue of $500 million grew 14 percent year to year.

Full Year 2014 GAAP Results

  Revenue was $3.710 billion compared to $3.668 billion in 2013.
  Gross profit margin was 38.0 percent versus 39.4 percent in 2013.
  Operating expense was $1.261 billion compared to $1.035 billion in 2013.
  Operating income was $149 million compared to $409 million in 2013.
  Operating income margin was 4.0 percent compared to 11.2 percent in 2013.
  Net earnings were $79 million compared to $262 million in 2013.

Full Year 2014 Non-GAAP Results

  Revenue was $3.728 billion compared to $3.684 billion in 2013.
  Gross profit margin was 40.2 percent versus 40.7 percent in 2013.
  Operating expense was $1.104 billion compared to $1.098 billion in 2013.
  Operating income was $397 million compared to $403 million in 2013.
  Operating income margin was 10.6 percent compared to 10.9 percent in 2013.
  Net earnings were $255 million compared to $269 million in 2013.

Fourth Quarter and Full Year 2014 Cash Flow

  Net cash provided by operating activities was $183 million in the fourth quarter, $418 million for the full year.
  Free cash flow3 was $153 million in the fourth quarter, $282 million for the full year.
  Capital expenditures were $30 million in the fourth quarter, $136 million for the full year.
  Depreciation and amortization of $64 million in the fourth quarter of 2014 includes acquisition-related adjustments of $20 million and $1 million of restructuring-related adjustments.
  Depreciation and amortization of $259 million for the full year of 2014 includes acquisition-related adjustments of $77 million and $4 million of restructuring-related adjustments.
  Cash, including cash equivalents and current marketable securities, was $934 million at year end, $876 million of which was non U.S.-based.

Maintaining Capital Allocation Discipline to Transform Lexmark, Drive Shareholder Value

  Lexmark is executing on its stated capital allocation framework of returning more than 50 percent of free cash flow to shareholders, on average, through quarterly dividends and share repurchases while building and growing its solutions and software business through expansion and acquisitions.
  Lexmark has returned 78 percent of free cash flow generated since the first quarter of 2011 to shareholders through dividends and share repurchases.
  In the fourth quarter of 2014, Lexmark returned $44 million to shareholders:
  The company paid a quarterly dividend of $0.36 per share ($1.44 annualized). This amounted to $22 million and was Lexmark’s 13th consecutive quarterly dividend.
  The company repurchased 0.5 million Lexmark shares for $22 million.
  In full year 2014, Lexmark returned $165 million to shareholders:
  The company paid dividends of $85 million.

  The company repurchased 1.9 million Lexmark shares for $80 million. The company’s remaining share repurchase authorization at year end was $89 million.

Claron Technology, Inc. Acquisition

  In January 2015, Lexmark announced the acquisition of Claron Technology, Inc. (Claron), a leading provider of medical image viewing, distribution, sharing and collaboration software technology, for approximately $37 million funded entirely with Lexmark’s non U.S.-based cash.
  Claron and Lexmark’s other healthcare technology acquisitions are enabling the company to further broaden its medical content management capabilities.
  The combination of Perceptive Software’s image capture, vendor neutral archive, universal image viewing software, and image exchange enables the company to offer unique, interoperable solutions with vendor neutrality helping to eliminate silos that exist today within, and between, healthcare organizations.

External Recognition Reflects Lexmark’s Solutions Capabilities Strengths

  In 2014, several top industry analyst firms favorably positioned Lexmark in their key evaluations for the year, acknowledging that Lexmark’s capabilities are among the best at connecting an organization’s information with the people and processes that need it most. This recognition spans a broad range of hardware, software and solutions categories:

  MPS - Lexmark was named an MPS leader for the fourth consecutive year by Gartner, and for the third consecutive year by both IDC and Quocirca,
  Enterprise Content Management (ECM) – Perceptive Software was named a leader in Gartner’s Magic Quadrant for ECM in both 2013 and 2014,
  Enterprise Search – For the first time in 2014, Perceptive Software was named a leader in Gartner’s Magic Quadrant for Enterprise Search,
  Enterprise Video Content Management – Perceptive Software was positioned as a challenger in Gartner’s 2014 Magic Quadrant for Enterprise Video Content Management.

Alberta Health Services Selects Lexmark for Managed Print Services

  In the fourth quarter, Lexmark announced it has signed a five-year MPS agreement for approximately $100 million with Alberta Health Services (AHS) of Alberta, Canada.
  AHS conducted a rigorous evaluation through an open competitive bid process, which began in 2013 and resulted in the selection of Lexmark as the service provider best able to meet the organizational print goals.
  Lexmark will provide AHS with managed services including business assessments, infrastructure optimization, asset management, proactive consumables management, maintenance service, software solutions, reporting and governance.
  Lexmark will deploy a solutions-enabled fleet of innovative printers and smart MFPs across more than 900 AHS departmental locations.

Perceptive Software to Provide Private Label Healthcare Solutions to Allscripts

  In January, Perceptive Software announced a new agreement with Allscripts, a leading global provider of clinical, financial and operational software solutions for healthcare providers.
  As part of this agreement, components of Perceptive Software’s ECM solution suite will be private labeled and optimized to become part of an integrated medical content management platform within Allscripts.

  Perceptive Software’s ECM solutions will provide Allscripts customers with access to patient documents and medical images that exist outside the electronic medical record.

Looking Forward – First Quarter of 2015

  Total revenue is expected to decline in the range of 3 to 5 percent year to year.
  Revenue, excluding Inkjet Exit revenue, is expected to decline slightly year to year.
  GAAP EPS are expected to be around $0.24 to $0.34.
  Non-GAAP EPS are expected to be around $0.70 to $0.80, compared with non-GAAP EPS of $0.92 in 2014.

Looking Forward – Full Year of 2015

  Total revenue is expected to decline in the range of 3 to 5 percent year to year.
  Revenue, excluding Inkjet Exit revenue, is expected to decline slightly year to year.
  GAAP EPS are expected to be around $1.81 to $2.01.
  Non-GAAP EPS are expected to be around $3.60 to $3.80, compared with non-GAAP EPS of $4.04 in 2014.

Conference Call Today

  The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EST). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations website at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 55305559.
  Lexmark’s earnings presentation slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations website prior to the live broadcast.

About Lexmark

Lexmark is uniquely focused on connecting unstructured printed and digital information across enterprises with the processes, applications and people that need it most. For more information, please visit www.lexmark.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.  All other trademarks are the property of their respective owners.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, fluctuations in foreign currency exchange rates; failure to successfully integrate newly acquired businesses; continued economic uncertainty related to volatility of the global economy; inability to execute the company’s strategy to become an end-to-end solutions provider; decreased supplies consumption; inability to realize all of the anticipated benefits of the company’s acquisitions; possible changes in the size of expected restructuring costs, charges, and savings; market acceptance of new products; aggressive pricing from competitors and resellers; changes in the company’s tax provisions or tax liabilities; the inability to develop new products and enhance existing products to meet customer needs on a cost competitive basis; reliance on international production facilities, manufacturing partners and certain key suppliers; increased investment to support product development and marketing; the financial failure or loss of business with a key customer or reseller; periodic variations affecting revenue and profitability; excessive inventory for the company’s reseller channel; failure to manage inventory levels or production capacity; credit risk associated with the company’s customers, channel partners, and investment portfolio; entrance into the market of additional competitors focused on office printing and imaging and software solutions, including enterprise content management, business process management, document output management, intelligent data capture and search; inability to perform under managed print services contracts; increased competition in the aftermarket supplies business; fees on the company’s products or litigation costs required to protect the company’s rights; inability to obtain and protect the company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; the outcome of litigation or regulatory proceedings to which the company may be a party; unforeseen cost impacts as a result of new legislation; the inability to attract, retain and motivate key employees; changes in a country’s political or economic conditions; the failure of information technology systems, including data breaches or cyber attacks; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

  In an effort to provide investors with additional information regarding the company's results as determined by generally accepted accounting principles (GAAP), the company has also disclosed in this press release non-GAAP earnings per share amounts and related income statement items which management believes provides useful information to investors. When used in this press release, “non-GAAP” earnings per share amounts and related income statement items exclude restructuring-related, acquisition and divestiture-related, debt extinguishment-related and pension mark-to-market adjustments. The rationale for management's use of non-GAAP measures is included in Appendix A to the financial information attached hereto.
  Inkjet Exit is defined as consumer and business inkjet hardware and supplies that the company is exiting.
  Free Cash Flow is defined as net cash flows provided by operating activities minus purchases of property, plant and equipment plus proceeds from sale of fixed assets.
  Higher Value Solutions revenue is defined as combined MPS and Perceptive Software revenue.
  MPS revenue is defined as ISS laser hardware, supplies and fleet management solutions sold through a managed services agreement.
  Non-MPS revenue is defined as ISS laser hardware, laser supplies, dot matrix hardware, and dot matrix supplies not sold as a part of an MPS agreement. Non-MPS also includes parts and service related to hardware maintenance.

Investor Contact:

John Morgan

(859) 232-5568

jmorgan@lexmark.com

Media Contact:

Jerry Grasso

(859) 232-3546

ggrasso@lexmark.com

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2014	2013	2014	2013

Revenue:
Product	$880.3	$888.5	$3,203.9	$3,242.3
Service	142.6	117.6	506.6	425.3
Total Revenue	1,022.9	1,006.1	3,710.5	3,667.6
Cost of revenue:
Product	561.4	495.1	1,931.3	1,880.3
Service	101.2	90.1	360.1	321.9
Restructuring-related costs	0.6	3.1	9.3	21.5
Total Cost of revenue	663.2	588.3	2,300.7	2,223.7
Gross profit	359.7	417.8	1,409.8	1,443.9

Research and development	107.3	51.5	354.5	287.2
Selling, general and administrative	270.7	209.4	888.2	810.1
Gain on sale of inkjet-related technology and assets	–	–	–	(73.5)
Restructuring and related charges	3.3	6.1	17.9	10.9
Operating expense	381.3	267.0	1,260.6	1,034.7
Operating (loss) income	(21.6)	150.8	149.2	409.2

Interest expense (income), net	8.2	7.6	31.6	33.0
Other expense (income), net	2.0	1.3	4.2	4.5
Loss on extinguishment of debt	–	–	–	3.3
(Loss) earnings before income taxes	(31.8)	141.9	113.4	368.4

(Benefit) provision for income taxes	(6.2)	47.9	34.3	106.6
Net (loss) earnings	$(25.6)	$94.0	$79.1	$261.8

Net (loss) earnings per share:
Basic	$(0.42)	$1.51	$1.28	$4.16
Diluted	$(0.42)	$1.48	$1.25	$4.08
Shares used in per share calculation:
Basic	61.6	62.3	62.0	63.0
Diluted	61.6	63.7	63.2	64.1
Cash dividends declared per common share	$0.36	$0.30	$1.38	$1.20

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

(In Millions)

(Unaudited)

	December 31,	December 31,
	2014	2013
ASSETS

Current assets:
Cash and cash equivalents	$309.3	$273.2
Marketable securities	624.6	781.5
Trade receivables, net	421.6	452.3
Inventories	253.0	268.2
Prepaid expenses and other current assets	225.8	195.3
Total current assets	1,834.3	1,970.5

Property, plant and equipment, net	786.1	812.4
Marketable securities	–	6.7
Goodwill	605.8	454.7
Intangibles, net	264.3	258.0
Other assets	142.6	114.6
Total assets	$3,633.1	$3,616.9

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$532.8	$474.7
Accrued liabilities	678.5	672.4
Total current liabilities	1,211.3	1,147.1

Long-term debt	699.7	699.6
Other liabilities	458.8	401.9
Total liabilities	2,369.8	2,248.6

Stockholders' equity:
Common stock and capital in excess of par	957.2	916.8
Retained earnings	1,404.1	1,413.1
Treasury stock, net	(1,006.4)	(926.4)
Accumulated other comprehensive loss	(91.6)	(35.2)
Total stockholders' equity	1,263.3	1,368.3
Total liabilities and stockholders' equity	$3,633.1	$3,616.9

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net (Loss) Earnings (In Millions)	4Q14	4Q13
GAAP	$(26)	$94
Restructuring charges and project costs	7	7
Acquisition and divestiture-related adjustments	27	14
Actuarial loss (gain) on pension plan	60	(40)
Non-GAAP	$68	$75

Net Earnings (In Millions)	2014	2013
GAAP	$79	$262
Restructuring charges and project costs	33	36
Acquisition and divestiture-related adjustments	86	9
Loss on extinguishment of debt	–	2
Actuarial loss (gain) on pension plan	58	(40)
Non-GAAP	$255	$269

(Loss) Earnings Per Share	4Q14	4Q13
GAAP	$(0.42)	$1.48
Restructuring charges and project costs	0.12	0.11
Acquisition and divestiture-related adjustments	0.44	0.23
Actuarial loss (gain) on pension plan	0.97	(0.64)
Non-GAAP	$1.11	$1.18

Earnings Per Share	2014	2013
GAAP	$1.25	$4.08
Restructuring charges and project costs	0.52	0.57
Acquisition and divestiture-related adjustments	1.36	0.14
Loss on extinguishment of debt	–	0.04
Actuarial loss (gain) on pension plan	0.91	(0.63)
Non-GAAP	$4.04	$4.19

Earnings Per Share Guidance	1Q15	1Q14
GAAP	$0.24 - $0.34	$0.46
Restructuring charges and project costs	0.07	0.14
Acquisition and divestiture-related adjustments	0.39	0.32
Non-GAAP	$0.70 - $0.80	$0.92

Earnings Per Share Guidance	2015	2014
GAAP	$1.81 - $2.01	$1.25
Restructuring charges and project costs	0.45	0.52
Acquisition and divestiture-related adjustments	1.34	1.36
Actuarial loss (gain) on pension plan	–	0.91
Non-GAAP	$3.60 - $3.80	$4.04

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Revenue (In Millions) *	4Q14	4Q13
GAAP	$1,023	$1,006
Acquisition-related adjustments (1)(2)	9	5
Non-GAAP	$1,032	$1,011

Higher Value Solutions Revenue (In Millions) **	4Q14	4Q13
GAAP	$332	$275
Acquisition-related adjustments (1)(2)	9	5
Non-GAAP	$341	$280

Software and Other Revenue (In Millions) ***	4Q14	4Q13
GAAP	$140	$116
Acquisition-related adjustments (1)(2)	9	5
Non-GAAP	$150	$122

Perceptive Software Revenue (In Millions) ****	4Q14	4Q13
GAAP	$90	$67
Acquisition-related adjustments (1)(2)	9	5
Non-GAAP	$99	$72

Revenue, excluding Inkjet Exit and
acquisition-related adjustments (In Millions) *****	4Q14	4Q13
GAAP	$1,023	$1,006
Acquisition-related adjustments (1)(2)	9	5
Inkjet Exit Revenue	(58)	(100)
Non-GAAP Revenue, excluding Inkjet Exit and
acquisition-related adjustments	$974	$911

ISS Revenue, excluding Inkjet Exit (In Millions) ******	4Q14	4Q13
GAAP ISS Revenue	$933	$939
Inkjet Exit Revenue	(58)	(100)
Non-GAAP ISS Revenue, excluding Inkjet Exit	$875	$839

Gross Profit (In Millions)	4Q14	4Q13
GAAP	$360	$418
Restructuring charges and project costs (3)(4)	1	3
Acquisition-related adjustments (1)(2)	22	16
Actuarial loss (gain) on pension plan (5)(6)	20	(17)
Non-GAAP	$402	$419

Gross Profit Margin (%)	4Q14	4Q13
GAAP	35.2%	41.5%
Restructuring charges and project costs	0.1%	0.3%
Acquisition-related adjustments	2.1%	1.5%
Actuarial loss (gain) on pension plan	1.9%	(1.7)%
Non-GAAP	38.9%	41.4%

Operating Expense (In Millions)	4Q14	4Q13
GAAP	$381	$267
Restructuring charges and project costs (3)(4)	(10)	(11)
Acquisition and divestiture-related adjustments (1)(2)	(16)	(14)
Actuarial (loss) gain on pension plan (5)(6)	(64)	65
Non-GAAP	$291	$307

Operating (Loss) Income (In Millions)	4Q14	4Q13
GAAP	$(22)	$151
Restructuring charges and project costs (3)(4)	10	14
Acquisition and divestiture-related adjustments (1)(2)	38	29
Actuarial loss (gain) on pension plan (5)(6)	84	(83)
Non-GAAP	$111	$112

Operating (Loss) Income Margin (%)	4Q14	4Q13
GAAP	(2.1)%	15.0%
Restructuring charges and project costs	1.0%	1.4%
Acquisition and divestiture-related adjustments	3.7%	2.9%
Actuarial loss (gain) on pension plan	8.1%	(8.2)%
Non-GAAP	10.7%	11.1%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*

Year-to-year Revenue growth was approximately 2% on a GAAP basis and 2% on a non-GAAP basis. Financial results in the fourth quarter of 2014 include those of ReadSoft acquired in the third quarter of 2014. Financial results in the fourth quarter of 2013 include those of PACSGEAR subsequent to the date of acquisition.

**

Year-to-year Higher Value Solutions Revenue growth was approximately 21% on a GAAP basis and 22% on a non-GAAP basis. Higher Value Solutions Revenue as a percentage of total revenue was 32% on a GAAP basis and 33% on a non-GAAP basis for the fourth quarter ending December 31, 2014. Higher Value Solutions Revenue as a percentage of total revenue was 27% on a GAAP basis and 28% on a non-GAAP basis for the fourth quarter ending December 31, 2013. Financial results in the fourth quarter of 2014 include those of ReadSoft acquired in the third quarter of 2014. Financial results in the fourth quarter of 2013 include those of PACSGEAR subsequent to the date of acquisition.

***

Year-to-year Software and Other Revenue growth was approximately 21% on a GAAP basis and 23% on a non-GAAP basis. Financial results in the fourth quarter of 2014 include those of ReadSoft acquired in the third quarter of 2014. Financial results in the fourth quarter of 2013 include those of PACSGEAR subsequent to the date of acquisition.

****

Year-to-year Perceptive Software Revenue growth was approximately 34% on a GAAP basis and 37% on a non-GAAP basis. Financial results in the fourth quarter of 2014 include those of ReadSoft acquired in the third quarter of 2014. Financial results in the fourth quarter of 2013 include those of PACSGEAR subsequent to the date of acquisition.

*****

Year-to-year Revenue growth, excluding Inkjet Exit and acquisition-related adjustments, was approximately 2% on a GAAP basis and 7% on a non-GAAP basis. Financial results in the fourth quarter of 2014 include those of ReadSoft acquired in the third quarter of 2014. Financial results in the fourth quarter of 2013 include those of PACSGEAR subsequent to the date of acquisition.

******	Year-to-year ISS Revenue growth, excluding Inkjet Exit, was approximately -1% on a GAAP basis and 4% on a non-GAAP basis.

(1)

Amounts for the three months ended December 31, 2014, include total acquisition and divestiture-related adjustments of $38.1 million with $9.2 million, $12.7 million, $0.2 million and $16.0 million included in  Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively. Selling, general and administrative includes $16.1 million of acquisition-related expenses and $(0.1) million of divestiture-related reversals.

(2)

Amounts for the three months ended December 31, 2013, include total acquisition and divestiture-related adjustments of $29.3 million with $5.3 million, $10.2 million, $0.2 million and $13.6 million included in  Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively. Selling, general and administrative includes $13.1 million of acquisition-related expenses and $0.5 million of divestiture-related expenses.

(3)

Amounts for the three months ended December 31, 2014, include total restructuring charges and project costs of $10.4 million with $0.6 million and $6.5 million included in Restructuring-related costs and Selling, general and administrative, respectively, in addition to the $3.3 million in Restructuring and related charges.

(4)

Amounts for the three months ended December 31, 2013, include total restructuring charges and project costs of $14.4 million with $3.1 million and $5.2 million included in Restructuring-related costs and Selling, general and administrative, respectively, in addition to the $6.1 million in Restructuring and related charges.

(5)

Amounts for the three months ended December 31, 2014, include actuarial loss on pension plan of $83.7 million with $19.5 million, $22.2 million and $42.0 million included in Cost of revenue, Research and development and Selling, general and administrative.

(6)

Amounts for the three months ended December 31, 2013, include actuarial gain on pension plan of $82.7 million with $17.5 million, $36.0 million and $29.2 million included in Cost of revenue, Research and development and Selling, general and administrative.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Revenue (In Millions) *	2014	2013
GAAP	$3,710	$3,668
Acquisition-related adjustments (1)(2)	17	16
Non-GAAP	$3,728	$3,684

Higher Value Solutions Revenue (In Millions) **	2014	2013
GAAP	$1,117	$945
Acquisition-related adjustments (1)(2)	17	16
Non-GAAP	$1,134	$961

Software and Other Revenue (In Millions) ***	2014	2013
GAAP	$482	$420
Acquisition-related adjustments (1)(2)	17	16
Non-GAAP	$500	$436

Perceptive Software Revenue (In Millions) ****	2014	2013
GAAP	$296	$224
Acquisition-related adjustments (1)(2)	17	16
Non-GAAP	$313	$239

Revenue, excluding Inkjet Exit and
acquisition-related adjustments (In Millions) *****	2014	2013
GAAP	$3,710	$3,668
Acquisition-related adjustments (1)(2)	17	16
Inkjet Exit Revenue	(257)	(405)
Non-GAAP Revenue, excluding Inkjet Exit and
acquisition-related adjustments	$3,470	$3,278

ISS Revenue, excluding Inkjet Exit (In Millions) ******	2014	2013
GAAP ISS Revenue	$3,415	$3,444
Inkjet Exit Revenue	(257)	(405)
Non-GAAP ISS Revenue, excluding Inkjet Exit	$3,158	$3,039

Gross Profit (In Millions)	2014	2013
GAAP	$1,410	$1,444
Restructuring charges and project costs (3)(4)	9	22
Acquisition-related adjustments (1)(2)	62	52
Actuarial loss (gain) on pension plan (5)(6)	19	(17)
Non-GAAP	$1,500	$1,500

Gross Profit Margin (%)	2014	2013
GAAP	38.0%	39.4%
Restructuring charges and project costs	0.2%	0.6%
Acquisition-related adjustments	1.7%	1.4%
Actuarial loss (gain) on pension plan	0.5%	(0.5)%
Non-GAAP	40.2%	40.7%

Operating Expense (In Millions)	2014	2013
GAAP	$1,261	$1,035
Restructuring charges and project costs (3)(4)	(37)	(33)
Acquisition and divestiture-related adjustments (1)(2)	(59)	31
Actuarial loss (gain) on pension plan (5)(6)	(62)	65
Non-GAAP	$1,104	$1,098

Operating Income (In Millions)	2014	2013
GAAP	$149	$409
Restructuring charges and project costs (3)(4)	46	55
Acquisition and divestiture-related adjustments (1)(2)	121	21
Actuarial loss (gain) on pension plan (5)(6)	81	(83)
Non-GAAP	$397	$403

Operating Income Margin (%)	2014	2013
GAAP	4.0%	11.2%
Restructuring charges and project costs	1.2%	1.5%
Acquisition and divestiture-related adjustments	3.2%	0.6%
Actuarial loss (gain) on pension plan	2.2%	(2.2)%
Non-GAAP	10.6%	10.9%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*

Year-to-year Revenue growth was approximately 1% on a GAAP basis and 1% on a non-GAAP basis. Financial results of 2014 include those of ReadSoft subsequent to August 19, 2014. Financial results of 2013 include those of AccessVia and Twistage acquired in the first quarter of 2013, those of Saperion acquired in the third quarter of 2013 and those of PASCGEAR acquired in the fourth quarter of 2013.

**

Year-to-year Higher Value Solutions Revenue growth was approximately 18% on a GAAP basis and 18% on a non-GAAP basis. Higher Value Solutions Revenue as a percentage of total revenue was 30% on a GAAP basis and 30% on a non-GAAP basis for the year ending December 31, 2014. Higher Value Solutions Revenue as a percentage of total revenue was 26% on a GAAP basis and 26% on a non-GAAP basis for the year ending December 31, 2013. Financial results of 2014 include those of ReadSoft subsequent to August 19, 2014. Financial results of 2013 include those of AccessVia and Twistage acquired in the first quarter of 2013, those of Saperion acquired in the third quarter of 2013 and those of PASCGEAR acquired in the fourth quarter of 2013.

***

Year-to-year Software and Other Revenue growth was approximately 15% on a GAAP basis and 14% on a non-GAAP basis. Financial results of 2014 include those of ReadSoft subsequent to August 19, 2014. Financial results of 2013 include those of AccessVia and Twistage acquired in the first quarter of 2013, those of Saperion acquired in the third quarter of 2013 and those of PASCGEAR acquired in the fourth quarter of 2013.

****

Year-to-year Perceptive Software Revenue growth was approximately 32% on a GAAP basis and 31% on a non-GAAP basis. Financial results of 2014 include those of ReadSoft subsequent to August 19, 2014. Financial results of 2013 include those of AccessVia and Twistage acquired in the first quarter of 2013, those of Saperion acquired in the third quarter of 2013 and those of PASCGEAR acquired in the fourth quarter of 2013.

*****

Year-to-year Revenue growth, excluding Inkjet Exit and acquisition-related adjustments, was approximately 1% on a GAAP basis and 6% on a non-GAAP basis. Financial results of 2014 include those of ReadSoft subsequent to August 19, 2014. Financial results of 2013 include those of AccessVia and Twistage acquired in the first quarter of 2013, those of Saperion acquired in the third quarter of 2013 and those of PASCGEAR acquired in the fourth quarter of 2013.

******	Year-to-year ISS Revenue growth, excluding Inkjet Exit, was approximately -1% on a GAAP basis and 4% on a non-GAAP basis.

(1)

Amounts for the year ended December 31, 2014, include total acquisition and divestiture-related adjustments of $120.8 million with $17.1 million, $45.2 million, $0.8 million and $57.7 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.  Selling, general and administrative includes $56.0 million of acquisition-related expenses and $1.7 million of divestiture-related expenses.

(2)

Amounts for the year ended December 31, 2013, include total acquisition and divestiture-related adjustments of $21.2 million with $15.9 million, $36.5 million, $0.7 million, $41.6 million and $(73.5) million included in Revenue, Cost of revenue, Research and development, Selling, general and administrative and Gain on sale of inkjet-related technology and assets, respectively.  Selling, general and administrative includes $37.3 million of acquisition-related expenses and $4.3 million of divestiture-related expenses.

(3)

Amounts for the year ended December 31, 2014, include total restructuring charges and project costs of $45.8 million with $9.3 million and $18.6 million included in Restructuring-related costs and Selling, general and administrative, respectively, in addition to the $17.9 million in Restructuring and related charges.

(4)

Amounts for the year ended December 31, 2013, include total restructuring charges and project costs of $54.5 million with $21.5 million and $22.1 million included in Restructuring-related costs and Selling, general and administrative, respectively, in addition to the $10.9 million in Restructuring and related charges.

(5)

Amounts for the year ended December 31, 2014, include actuarial loss on pension plan of $80.8 million with $18.9 million, $21.0 million and $40.9 million included in Cost of revenue, Research and development and Selling, general and administrative.

(6)

Amounts for the year ended December 31, 2013, include actuarial gain on pension plan of $82.7 million with $17.5 million, $36.0 million and $29.2 million included in Cost of revenue, Research and development and Selling, general and administrative.

Appendix 1

Note:

Management believes that presenting non-GAAP measures is useful because they enhance investors’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, allocating resources, and in certain circumstances for employee incentive compensation. Adjustments to GAAP results in determining non-GAAP results fall into  four general  categories that are described below:

1) Restructuring charges and project costs

In recent years, the Company has initiated restructuring plans which have resulted in operating expenses which otherwise would not have been incurred. The size of these items can vary significantly from period to period, and the Company does not consider these items to be part of core operating expenses of the business.  Restructuring and related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of accelerated depreciation, asset impairments, employee termination benefits, pension and postretirement plan curtailments, inventory-related charges and contract termination and lease charges. They also include project costs that relate to the execution of the restructuring plans. These project costs are incremental to normal operating charges and are expensed as incurred, such as compensation costs for overlap staffing, travel expenses, consulting costs and training costs.

2) Acquisition and divestiture-related adjustments

In connection with acquisitions, management provides supplementary non-GAAP financial measures of revenue and expenses to normalize for the impact of business combination accounting rules as well as to exclude certain expenses which would not have been incurred otherwise.

a. Adjustments to Revenue

Due to business combination accounting rules, deferred revenue balances for service contracts assumed as part of acquisitions are adjusted down to fair  value. Fair value approximates the cost of fulfilling the service obligation, plus a reasonable profit margin. Subsequent to acquisitions, management  adds back the  amount of amortized revenue that would have been recognized had the acquired company remained independent and had the deferred revenue balances not been  adjusted to fair value.  Management reviews non-GAAP revenue to allow for more complete comparisons to historical performance as well as to forward-looking  projections and also uses it as a metric for employee incentive compensation.

b. Amortization of intangible assets

Due to business combination accounting rules, intangible assets are recognized which were not previously presented on the balance sheet of the acquired  company. These intangible assets consist primarily of purchased technology, customer relationships, trade names, in-process R&D and non-compete  agreements. Subsequent to the acquisition date, some of these intangible assets begin amortizing and represent an expense that would not have been  recorded had the acquired company remained independent. The total amortization of the acquired intangible assets varies from period to period, due to the mix in  value and useful lives of the different assets. For the purpose of comparing financial results to historical performance as well as for defining targets for employee  incentive compensation, management excludes the amortization of the acquired intangible assets on a non-GAAP basis.

c. Acquisition and integration costs

In connection with its acquisitions, the Company incurs expenses that would not have been incurred otherwise. The acquisition costs include items such as  investment banking fees, legal and accounting fees, and costs of retention bonus programs for the senior management of the acquired company. Integration costs  may consist of information technology expenses including software and systems to be implemented in acquired companies, consulting costs and travel expenses as  well as non-cash charges related to the abandonment of assets under construction by the Company that are determined to be duplicative of assets of the acquired  company and non-cash charges related to certain assets which are abandoned as systems are integrated across the combined entity. The costs are expensed as incurred and can vary substantially in size from one period to the next. For these reasons, management excludes these  expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing and comparable basis.

d. Divestiture-related adjustments

In connection with divestitures, management provides supplementary non-GAAP financial measures of expenses to normalize for the impact of certain earnings and   expenses which would not have been incurred otherwise. The Company recognized a net gain on the sale of inkjet-related technology and assets, which consisted of a   subsidiary, intellectual property and other assets, and transition services.  In addition, the Company has incurred costs related to the divestiture, such as employee   travel expenses and compensation, consulting costs, training costs, and transition services. These costs are incremental to normal operating charges and are    expensed as incurred. Management excluded the income and  expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing   and  comparable basis.

3) Loss on Extinguishment of Debt

The Company has extinguished debt prior to its scheduled maturity which has resulted in non-operating expenses which otherwise would not have been incurred. The size of these items can vary significantly depending on timing of the debt maturity versus execution of the redemption, and the Company does not consider these items to be part of typical non-operating expenses of the business.  Debt extinguishment related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of premium and redemption fees paid, as well as the write-off of unamortized debt issuance costs and original issue discount.

4) Actuarial gain/loss on pension plan

Lexmark elected during the fourth quarter of 2013 to change its method of accounting for mark-to-market ("MTM") asset and actuarial gains and losses for its pension and other postretirement plans to improve transparency of operational performance.  MTM is also a more preferable approach under generally accepted accounting principles. Under this MTM accounting approach, asset and actuarial gains and losses will be recognized in net periodic benefit cost in the period in which they occur, rather than being recognized in accumulated other comprehensive income and amortized over future periods. Lexmark management believes that it is appropriate to exclude MTM asset and actuarial gains and losses from non-GAAP financial measures due to the nature and underlying volatility of these gains and losses.  Further, management believes that MTM asset and actuarial gains and losses relate to market performance of assets, discount rates, and actuarial assumptions, which do not directly arise from the Company’s core operations, and the exclusion of these items from non-GAAP financial measures facilitates meaningful comparison both across periods and among entities.

In addition to GAAP results, management presents these non-GAAP financial measures to provide investors with additional information that they can utilize in their own methods of evaluating the Company’s performance. Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific initiatives associated with restructuring actions and acquisitions approved by management, along with their budgeted costs. Subsequently, actual costs incurred as a part of these approved restructuring plans and acquisitions are monitored and compared to budgeted costs to assure that the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs and acquisition-related adjustments. Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.